Exhibit 4.12

Offer to exchange
an aggregate principal amount of up to US$300,000,000 of 6.45% debentures due 2035 of Placer Dome Inc., which were originally issued October 10, 2003, for
an aggregate principal amount of up to US$300,000,000 of 6.45% exchange debentures due 2035 of Placer Dome Inc., which have been registered under the United
States Securities Act of 1933, as amended, pursuant to a prospectus dated •, 2004

To:    Beneficial owners of original debentures

Enclosed are a prospectus (the “Prospectus”) dated March •, 2004 of Placer Dome Inc. (“Placer Dome”), and a related letter of transmittal (the “Letter of Transmittal”), which together constitute the offer (the “exchange offer”) by Placer Dome to exchange an aggregate principal amount of up to US$300,000,000 of 6.45% debentures due 2035 of Placer Dome (the “exchange debentures”), which have been registered under the United States Securities Act of 1933, as amended (the “Securities Act”), pursuant to a registration statement of which the Prospectus is a part, for an aggregate principal amount of up to US$300,000,000 of 6.45% debentures due 2035 of Placer Dome (the “original debentures”), which were originally issued on October 10, 2003, on the terms and subject to the conditions set out in the Prospectus and Letter of Transmittal.

Please note that the exchange offer will expire at 5:00 p.m., New York City time, on June 27, 2003, unless extended by Placer Dome, in its sole discretion.

We are the holder of record of original debentures held by us for your account. Original debentures can only be tendered under the exchange offer by us, as the registered holder, pursuant to your instructions. Accordingly, the Letter of Transmittal is furnished to you for your information only, and cannot be used by you to tender original debentures held by us for your account.

We hereby request your instructions as to whether you wish to tender any or all of the original debentures held by us for your account pursuant to the terms and conditions of the exchange offer. Please so instruct us by completing, executing and returning to us the enclosed Instruction to Registered Holder from Beneficial Owner. We also request that you confirm with such instruction form that we may, on your behalf, make the representations contained in the Letter of Transmittal.

Pursuant to the Letter of Transmittal, each holder of original debentures will represent to Placer Dome that: (a) any exchange debentures received will be acquired in the ordinary course of business; (b) it has no arrangement or understanding with any person to participate in the distribution of the original debentures or the exchange debentures within the meaning of the Securities Act; (c) it is not an “affiliate” of Placer Dome (as that term is defined in Rule 405 of the Securities Act); and (d) it is not engaged in, and does not intend to engage in, the distribution of the exchange debentures within the meaning of the Securities Act.

If the holder is a broker-dealer, then it will represent to Placer Dome that: (a) it will receive exchange debentures in exchange for original debentures that it acquired for its own account as a result of market-making activities or other trading activities; (b) it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange debentures; and (c) it did not purchase the original debentures tendered hereby directly from Placer Dome for resale pursuant to Rule 144A or any other available exemption from registration under the Securities Act. By acknowledging that it will deliver, and by delivering, a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange debentures, such broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Yours truly,